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                                   EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


1.       AM Broadband Services, Inc., a Delaware corporation

2. AMC Services, Inc., a Delaware corporation and a wholly-owned subsidiary of AM Broadband Services, Inc.

3. Nex-Link Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AM Broadband Services, Inc.

4. SRS Communications Corporation - a Connecticut corporation and a wholly-owned subsidiary of AM Broadband Services, Inc.